UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2007

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2007, Gary G. Ely, Chairman of the Board and Chief Executive Officer of Avista Corporation (Avista Corp. or the Company), announced to the Company’s board of directors, that he will retire from the Company and the board effective December 31, 2007. Following Mr. Ely’s announcement, the Company’s board of directors appointed Scott L. Morris, President and Chief Operating Officer of Avista Corp., to serve as a director on the board effective immediately. The Company’s board of directors also elected Mr. Morris to the positions of Chairman of the Board and Chief Executive Officer of Avista Corp. effective January 1, 2008.

Mr. Morris is not expected to serve on any committees of the Company’s board of directors. As an employee director, Mr. Morris will not receive any additional compensation for service on the board. Mr. Morris’ compensation and other employment agreements as Chief Executive Officer of Avista Corp. will be determined at a later date.

For further details, please refer to the press release filed as Exhibit 99.1 to this Current Report, which is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated February 12, 2007.

Neither the filing of any press release as an exhibit to this Current Report nor the inclusion in such press releases of a reference to the Internet address of Avista Corp. or its subsidiaries shall, under any circumstances, be deemed to incorporate the information available at such Internet addresses into this Current Report. The information available at the Internet address of Avista Corp. or its subsidiaries is not part of this Current Report or any other report furnished or filed by Avista Corp. with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: February 12, 2007	/s/ Gary G. Ely
Gary G. Ely
Chairman of the Board and
Chief Executive Officer